EXHIBIT 99.1

CAPSTEAD MORTGAGE CORPORATION
ANNOUNCES THIRD QUARTER 2004 RESULTS

     DALLAS – October 21, 2004 – Capstead Mortgage Corporation (NYSE: CMO) today reported net income of $9,487,000, or $0.27 per diluted common share, for the quarter ended September 30, 2004, compared to $14,779,000 or $0.63 per diluted common share, for the same period in 2003. Operating income was $0.32 per common share for the third quarter of 2004, compared to $0.50 for the second quarter of 2004 and $0.65 for the third quarter of 2003. A table reconciling net income per diluted common share (calculated in accordance with accounting principles generally accepted in the United States (“GAAP”)) to operating income per common share (a non-GAAP financial measure calculated to exclude depreciation on real estate, any gain on asset sales and redemptions of collateralized mortgage obligations (“CMOs”), and the dilutive effects, if present, of the Series B preferred shares) is included in this release.

     Capstead operates as a real estate investment trust earning income from investing in real estate-related assets on a leveraged basis and from other investment strategies. These investments primarily consist of, but are not limited to, residential adjustable-rate mortgage (“ARM”) securities issued and guaranteed by government-sponsored entities, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae (collectively “Agency Securities”). Capstead has also made limited investments in credit-sensitive commercial real estate-related assets, including the direct ownership of real estate.

Third Quarter Results and Related Discussion

     Third quarter 2004 operating income declined from the second quarter of 2004 as lower financing spreads (the difference between yields earned on mortgage investments and rates charged on related borrowings) offset the benefits of portfolio growth from acquisitions of ARM securities. Acquisitions of ARM securities totaled $672 million during the third quarter and $1.4 billion year-to-date. Portfolio runoff totaled $267 million during the third quarter and $617 million year-to-date. Runoff was higher during the third quarter reflecting persistently high mortgage prepayment rates and the increased size of the Company’s portfolio. Given the current relatively low mortgage interest rate environment, mortgage prepayment rates are expected to remain at elevated levels during the fourth quarter.

     Financing spreads declined 48 basis points during the third quarter of 2004 to 1.42%, attributable to lower mortgage investment yields and higher borrowing costs. The overall yield earned on the portfolio averaged 3.00% during the third quarter, compared to an average yield of

3.10% earned during the prior quarter. Yields on ARM securities are affected by mortgage prepayment rates, which have an impact on how quickly purchase premiums are amortized to earnings and, more importantly, fluctuate as coupon interest rates on the underlying mortgage loans reset to reflect current interest rates. Current quarter yields reflect the effects of relatively high mortgage prepayment rates and, to a lesser extent, lower yielding additions to the portfolio. These factors more than offset the benefit to yields from higher coupon interest rates on a portion of the portfolio’s underlying mortgage loans that reset during the current quarter. On average, coupon interest rate resets are expected to continue trending higher contributing to improving portfolio yields in the coming quarters. For example, if interest rates remain at current levels, the average yield on the existing portfolio could increase approximately 61 basis points by the third quarter of 2005. Actual yields will depend on portfolio composition as well as fluctuations in, and market expectations for fluctuations in, interest rates and mortgage prepayment rates.

     Average rates on borrowings secured by mortgage investments increased 38 basis points to 1.58% during the third quarter of 2004 compared to the prior quarter and are expected to increase further in future quarters. The Federal Reserve’s Federal Open Market Committee (the “Federal Reserve”) has acted to increase short-term interest rates by raising the federal funds rate 25 basis points at each of its last three meetings and is expected to act further to increase rates at future meetings in response to current growth expectations for the United States economy. In response to these market conditions, over the last two quarters the Company extended maturities for up to two years on its borrowings related to the Company’s modest position in fixed-rate securities and longer-to-reset ARM securities. By doing so the Company effectively locked in attractive financing spreads over the average expected fixed-rate terms of these investments. Interest rates on the rest of the Company’s short-term borrowings remain largely dependent on actions by the Federal Reserve to change short-term interest rates, market expectations of future changes in short-term interest rates and the extent of changes in financial market liquidity.

     Commenting on Capstead’s recent investing activity and future direction, Andrew F. Jacobs, President and Chief Executive Officer, said, “We are pleased with our continued success in acquiring attractively priced ARM securities. With these acquisitions, we have increased the size of the mortgage investments portfolio for five straight quarters to over $3 billion for the first time since the spring of 2002. Because the majority of the portfolio currently consists of ARM securities backed by mortgage loans with coupon interest rates that reset at least annually, we believe the Company is positioned to withstand the anticipated higher interest rate environment, albeit at a lower earnings level than what we achieved the last several years when short-term interest rates were declining. While we anticipate that managing a large portfolio of ARM securities will remain the core focus of our investment strategy and that we can earn attractive risk-adjusted returns on such investments, we also are continuing to investigate other real estate-related opportunities that can provide attractive risk-adjusted returns over the long term with relatively low sensitivity to changes in interest rates.

     “We are also pleased with results achieved thus far this year raising new common equity capital. These sales have been accretive to the book value of existing stockholders and have allowed us to continue to grow our mortgage investments portfolio while maintaining sufficient liquidity for making further opportunistic investments. Sales may continue in the coming months if market conditions allow.”

     In conclusion, Mr. Jacobs cautioned, “The effects of rising borrowing costs on financing spreads can eventually be mitigated by ARM security yield increases. However, interest rates on the Company’s borrowings rise (and fall) almost immediately while ARM security yields change slowly by comparison because the coupon interest rates on the underlying mortgage loans generally reset only once or twice a year and the amount of each reset can be limited or capped. Consequently, as increasing short-term interest rates reduce our current financing spreads, earnings and dividends may decline in the immediately ensuing quarters before the benefits of ARM security yield increases are fully realized.”

Results of Capital Raising Activity

     Beginning in February 2004 the Company began selling common shares into the open market on a limited basis, resulting in the issuance of 3,563,100 common shares and increasing common shares outstanding to 17,617,680 by September 30, 2004. With these sales, Capstead has raised over $50 million of new common equity at an average price of $14.11 per share, after expenses. The proceeds from these issuances have been invested in attractively priced ARM securities.

Book Value per Common Share

     As of September 30, 2004, the Company’s book value per common share was $7.76, an increase of $1.09 from December 31, 2003. Increases in book value from raising common equity capital at prices in excess of book value more than offset the effects of declines in the aggregate unrealized gain on the Company’s mortgage investments portfolio, primarily as a result of portfolio runoff, and dividend payments in excess of GAAP net income. Common stock issuances contributed $1.52 per share to book value while declines in the aggregate unrealized gain on the Company’s investments (most of which are debt securities carried at fair value with changes in fair value reflected in stockholders’ equity) and other elements of accumulated other comprehensive income lowered book value by $0.25 per share. Dividend payments in excess of GAAP net income, which results primarily because the Company currently distributes all cash flow from its net-leased real estate, lowered book value by $0.18 per share.

     The unrealized gain on the Company’s mortgage investments portfolio can be expected to fluctuate with changes in portfolio size and composition as well as changes in interest rates and market liquidity, and such changes will largely be reflected in book value per common share. Book value will also be affected by other factors, including capital stock transactions and the level of dividend distributions relative to quarterly net income; however, temporary changes in fair values of investments not carried at fair value on the Company’s balance sheet generally will not affect book value.

* * * * *

     This document contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. Capstead’s actual results and liquidity can differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of the Company’s investments and unforeseen factors. As discussed in the Company’s filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable qualifying investments from both an investment return and regulatory perspective, fluctuations in, and market expectations for fluctuations in, interest rates and levels of mortgage prepayments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, liquidity of secondary markets and credit markets, increases in costs and other general competitive factors. Relative to direct investments in real estate, these factors may include, but are not limited to, lessee performance under lease agreements, changes in general as well as local economic conditions and real estate markets, increases in competition and inflationary pressures, changes in the tax and regulatory environment including zoning and environmental laws, uninsured losses or losses in excess of insurance limits and the availability of adequate insurance coverage at reasonable costs.

CAPSTEAD MORTGAGE CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	September 30, 2004	December 31, 2003
	(unaudited)
Assets
Mortgage securities and similar investments ($2.9 billion pledged under repurchase arrangements)	$3,033,099	$2,195,117
CMO collateral and investments	64,725	167,571

	3,097,824	2,362,688
Real estate held for lease, net of accumulated depreciation	130,632	133,414
Receivables and other assets	47,391	41,880
Cash and cash equivalents	8,096	16,340

	$3,283,943	$2,554,322

Liabilities
Repurchase arrangements and similar borrowings	$2,766,669	$1,975,178
Collateralized mortgage obligations (“CMOs”)	64,165	166,807
Borrowings secured by real estate	120,052	120,206
Common stock dividend payable	5,814	8,829
Accounts payable and accrued expenses	7,142	6,264

	2,963,842	2,277,284

Stockholders’ equity
Preferred stock — $0.10 par value; 100,000 shares authorized:
$1.60 Cumulative Preferred Stock, Series A, 202 and 211 shares issued and outstanding at September 30, 2004 and December 31, 2003, respectively ($3,317 aggregate liquidation preference)	2,827	2,956
$1.26 Cumulative Convertible Preferred Stock, Series B, 15,819 shares issued and outstanding at September 30, 2004 and December 31, 2003 ($180,025 aggregate liquidation preference)	176,705	176,707
Common stock — $0.01 par value; 100,000 shares authorized; 17,618 and 14,015 shares issued and outstanding at September 30, 2004 and December 31, 2003, respectively	176	140
Paid-in capital	503,944	456,198
Accumulated deficit	(387,718)	(387,718)
Accumulated other comprehensive income	24,167	28,755

	320,101	277,038

	$3,283,943	$2,554,322

Book value per common share	$7.76	$6.67

CAPSTEAD MORTGAGE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30		September 30
	2004	2003	2004	2003
Interest income:
Mortgage securities and similar investments	$20,321	$19,599	$59,037	$66,384
CMO collateral and investments	1,367	5,971	5,740	31,061

Total interest income	21,688	25,570	64,777	97,445

Interest and related expense:
Repurchase arrangements and similar borrowings	10,079	5,377	22,876	19,050
CMO borrowings	1,187	5,803	5,139	31,152
Mortgage insurance and other	60	93	175	301

Total interest and related expense	11,326	11,273	28,190	50,503

Net margin on financial assets	10,362	14,297	36,587	46,942

Real estate lease income	2,535	2,468	7,494	7,564

Real estate-related expense:
Interest	1,107	1,046	3,253	3,271
Depreciation	927	927	2,781	2,781

Total real estate-related expense	2,034	1,973	6,034	6,052

Net margin on real estate held for lease	501	495	1,460	1,512

Other revenue (expense):
Gain on asset sales and CMO redemptions	–	1,411	–	4,551
CMO administration and other	200	459	516	860
Incentive fee payable to former affiliate	–	–	–	(500)
Other operating expense	(1,576)	(1,883)	(4,907)	(5,802)

Total other revenue (expense)	(1,376)	(13)	(4,391)	(891)

Net income	$9,487	$14,779	$33,656	$47,563

Net income	$9,487	$14,779	$33,656	$47,563
Less cash dividends paid on preferred stock	(5,064)	(5,068)	(15,195)	(15,204)

Net income available to common stockholders	$4,423	$9,711	$18,461	$32,359

Net income per common share:
Basic	$0.27	$0.69	$1.20	$2.32
Diluted	0.27	0.63	1.19	2.04
Cash dividends declared per share:
Common	$0.330	$0.750	$1.360	$2.470
Series A Preferred	0.400	0.400	1.200	1.200
Series B Preferred	0.315	0.315	0.945	0.945

CAPSTEAD MORTGAGE CORPORATION
MARKET VALUE ANALYSIS
(In thousands)
(Unaudited)

	September 30, 2004					December 31, 2003
					Unrealized	Unrealized
	Principal	Premium		Market	Gains	Gains
	Balance	(Discount)	Basis	Value	(Losses)	(Losses)
Debt securities held available- for-sale: (a)
Agency securities:
Fannie Mae/Freddie Mac:
Fixed-rate	$681	$3	$684	$746	$62	$76
ARMs	1,716,039	29,027	1,745,066	1,763,371	18,305	21,625
Ginnie Mae ARMs	1,065,463	9,225	1,074,688	1,079,551	4,863	5,281

	2,782,183	38,255	2,820,438	2,843,668	23,230	26,982

Non-agency Securities:
Fixed-rate	1,054	–	1,054	1,128	74	–
ARMs	42,611	390	43,001	43,564	563	1,006

	43,665	390	44,055	44,692	637	1,006
CMBS – adjustable rate	51,316	11	51,327	51,372	45	9
CMO collateral and investments	12,857	329	13,186	13,543	357	499

	$2,890,021	$38,985	$2,929,006	$2,953,275	$24,269	$28,496

Debt securities held-to-maturity: (b)
Released CMO collateral:
Agency securities:
Fixed-rate	$39,186	$164	$39,350	$41,288	$1,938	$113
Non-agency securities:
Fixed-rate	36,512	40	36,552	37,922	1,370	4,310
ARMs	17,100	365	17,465	17,426	(39)	(230)

	92,798	569	93,367	96,636	3,269	4,193
CMO collateral and investments	50,159	1,023	51,182	51,323	141	224

	$142,957	$1,592	$144,549	$147,959	$3,410	$4,417

(a)	Unrealized gains and losses on investments in debt securities classified as available-for-sale are recorded in stockholders’ equity as a component of “Accumulated other comprehensive income.” Gains or losses are generally recognized in operating results only if sold. Investments in real estate held for lease are not classified as debt securities. Consequently, these assets are not subject to mark-to-market accounting and therefore have been excluded from this analysis.

(b)	Investments in debt securities classified as held-to-maturity are carried on the balance sheet at amortized cost.

CAPSTEAD MORTGAGE CORPORATION
MORTGAGE SECURITIES AND SIMILAR INVESTMENTS
YIELD/COST ANALYSIS
(Dollars in thousands)
(Unaudited)

	3rd Quarter Average (a)		As of September 30, 2004			Projected	Lifetime
		Actual	Actual	Premiums		4th Quarter	Runoff
	Basis	Yield/Cost	Runoff	(Discounts)	Basis (a)	Yield/Cost (b)	Assumptions
Agency securities:
Fannie Mae/Freddie Mac:
Fixed-rate	$43,262	6.11%	43%	$167	$40,034	6.26%	39%
ARMs	1,460,360	2.78	34	29,027	1,745,066	3.05	32
Ginnie Mae ARMs	1,038,813	3.05	28	9,225	1,074,688	3.06	29

	2,542,435	2.95	32	38,419	2,859,788	3.09	31

Non-agency securities:
Fixed-rate	40,004	6.26	37	40	37,606	6.36	38
ARMs	64,533	3.28	32	755	60,466	3.78	37

	104,537	4.42	35	795	98,072	4.76	37
CMBS	54,680	2.61	34	11	51,327	3.13	1

	2,701,652	3.00	34	$39,225	3,009,187	3.14	30

Related borrowings:
30-day LIBOR	2,182,284	1.49			2,353,840	1.96
> 30-day LIBOR	320,707	2.20			412,829	2.24

	2,502,991	1.58			2,766,669	2.01

Capital employed/ financing spread	$198,661	1.42			$242,518	1.13

Return on assets (c)		1.51				1.25

(a)	Basis represents the Company’s investment before unrealized gains and losses. Actual asset yields, runoff rates, borrowing rates and resulting financing spread are presented on an annualized basis.

(b)	Projected annualized yields reflect ARM coupon resets and lifetime runoff assumptions as adjusted for expected acquisitions and runoff over the next three months, as of the date of this press release. Actual yields realized in future periods will largely depend upon (i) changes in portfolio composition, (ii) ARM coupon resets, (iii) actual runoff and (iv) any changes in lifetime runoff assumptions. Interest rates on borrowings that reset every 30 days at the 30-day London Interbank offered Rate (“LIBOR”) reflect expectations for a 25 basis point increase in the federal funds rate at the November 10, 2004 Federal Reserve meeting and no change in the federal funds rate resulting from the December 14, 2004 meeting.

(c)	The Company generally uses its liquidity to pay down borrowings. Return on assets is calculated on an annualized basis assuming the use of this liquidity to reduce borrowing costs.

CAPSTEAD MORTGAGE CORPORATION
COMPARISON OF OPERATING INCOME*
AND DILUTED INCOME PER SHARE
(In thousands, except per share amounts)
(Unaudited)

	Quarter Ended
	September 30, 2004		June 30, 2004		September 30, 2003
	Operating	Diluted	Operating	Diluted	Operating	Diluted
Net income	$9,487	$9,487	$11,815	$11,815	$14,779	$14,779
Adjustments for:
Depreciation on real estate	927	–	927	–	927	–
Gain on asset sales and CMO redemptions	–	–	–	–	(1,411)	–
Dividends on antidilutive preferred shares	(4,983)	(5,064)	(4,983)	(4,983)	(4,982)	–

	$5,431	$4,423	$7,759	$6,832	$9,313	$14,779

Weighted average common shares outstanding	16,645	16,645	15,237	15,237	13,995	13,995
Net effect of dilutive securities:
Preferred B shares	–	–	–	–	–	8,987
Preferred A Shares	303	–	311	311	315	315
Stock options	25	25	30	30	38	38

	16,973	16,670	15,578	15,578	14,348	23,335

	$0.32	$0.27	$0.50	$0.44	$0.65	$0.63

*	Capstead reports operating income per common share (a non-GAAP financial measure calculated excluding depreciation on real estate, any gain on asset sales and CMO redemptions, and the dilutive effects, if present, of the Series B preferred shares) under the belief it provides investors with a useful supplemental measure of the Company’s operating performance. Operating income represents a measure of the amount of funds generated by operations, which may, at the discretion of Capstead’s Board of Directors, be used for reinvestment or distributed to common stockholders as dividends. Depreciation on real estate, although an expense deductible for federal income tax purposes and therefore an item that reduces Capstead’s REIT distribution requirements, is added back to arrive at operating income because it is a noncash expense. Gains are excluded because they are considered non-operating in nature and the amount and timing of any such gains are dependent upon investment strategies and future market conditions. The Series B preferred shares are considered dilutive, for diluted net income per common share purposes only, whenever annualized basic net income per common share exceeds $2.17 (the Series B preferred share annualized dividend of $1.26 divided by the current conversion rate of 0.5810). Operating income per common share excludes the dilutive effects, if present, of the Series B preferred shares because it is not economically advantageous to convert these shares at market prices of both the common shares and Series B preferred shares; therefore, few, if any, Series B preferred share conversions are expected.